VALASSIS

Exhibit 99.1

FOR IMMEDIATE RELEASE

Valassis to Speak at the Bear Stearns Marketing Roundtable Lunch

June 27, 2006

Livonia, Mich., June 26, 2006: Valassis (NYSE: VCI), the leading company in marketing services and Connective Media™, announced today that Robert Recchia, Executive Vice President and Chief Financial Officer of Valassis will speak at the Bear Stearns Marketing Roundtable Lunch on Tuesday, June 27, 2006 from noon to 1:30 p.m. EDT at Bear Stearns' headquarters in New York.

The roundtable discussion will be available via web cast through the Investor section of the company web site at http://www.valassis.com. The web cast will also be archived in the Investor section of the company's web site. If you are unable to log on to the Valassis website, the conference call in number is (800) 683-1535 and the passcode is 7564731.

About Valassis

Valassis offers a wide range of marketing services to consumer packaged goods manufacturers, retailers, technology companies and other customers with operations in the United States, Europe, Mexico and Canada. Valassis' products and services portfolio includes: newspaper-delivered promotions and advertisements such as inserts, sampling, polybags and on-page advertisements; direct-to-door advertising and sampling; direct mail; Internet-delivered marketing; loyalty marketing software; coupon and promotion clearing; and promotion planning and analytic services. Valassis has been listed as one of FORTUNE magazine's "Best Companies to Work For" for nine consecutive years. Valassis subsidiaries include Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For additional information, visit the company Web site at http://www.valassis.com.

Contacts:

Sherry Lauderback

Valassis Investor Relations and Communications

734-591-7374

lauderbacks@valassis.com

Mary Broaddus

Valassis Investor Relations and Communications

734-591-7375

broaddusm@valassis.com

###